Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 4,055 Registration Statement Nos. 333-221595; 333-221595-01 Dated May 1, 2020; Filed pursuant to Rule 433

7-Year Morgan Stanley MAP Trend Index Jump Equity-Linked Partial Principal at Risk Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	Morgan Stanley MAP Trend Index (MSUSMAPT)
Early redemption:	Determination dates:	Redemption threshold levels:	Call premium:
	1st: May 27, 2021	At most 102.75% of the initial index value	At least 5.00%
	2nd: May 26, 2022	At most 105.50% of the initial index value	At least 10.00%
	3rd: May 26, 2023	At most 108.25% of the initial index value	At least 15.00%
	4th: May 28, 2024	At most 111.00% of the initial index value	At least 20.00%
	5th: May 27, 2025	At most 113.75% of the initial index value	At least 25.00%
	6th: May 26, 2026	At most 116.50% of the initial index value	At least 30.00%
Minimum payment amount:	95% of principal (5% maximum loss)
Pricing date:	May 26, 2020
Final determination date:	May 26, 2027
Maturity date:	June 1, 2027
CUSIP:	61771BCJ1
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/ 000095010320008780/dp127353_424b2-ps4055.htm
[1]All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in Underlying	Payment (per security)
1st Determination Date	0%	--
2nd Determination Date	+40%	$1,100.00

The securities are automatically redeemed on the second annual early redemption date.  Investors will receive $1,100.00 per security on the related early redemption date, corresponding to an annual return of approximately 5.00%.

Hypothetical Payout at Maturity[1]
Assuming the index closing value on each annual determination date is less than the applicable redemption threshold level, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:
Change in Underlying	Return on Securities
+50%	50%
+40%	40%
+30%	30%
+20%	20%
+10%	10%
+5%	5%
0%	0%
-2%	-2%
-5%	-5%
-10%	-5%
-20%	-5%
-30%	-5%
-40%	-5%
-50%	-5%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	The securities do not pay interest and provide for a minimum payment amount of only 95% of principal.

•	If the securities are automatically redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment specified for each of the first six annual determination dates.

•	The automatic early redemption feature may limit the term of your investment to as short as approximately one year. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

•	The redemption threshold level increases progressively over the term of the securities.

•	The market price of the securities will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The estimated value of the securities is approximately $943.80 per security, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	There are risks associated with the underlying index.

•	The level of the underlying index can go down as well as up.

•	The base allocation of ETFs in the Asset Portfolio is determined in reference to each ETF’s Risk Budget and volatility.

•	There are risks associated with the underlying index’s momentum investment strategy.

•	Low volatility in the underlying index is not synonymous with low risk in an investment linked to the underlying index.

•	While the underlying index has a Volatility Target of 5%, there can be no guarantee, even if the Asset Portfolio is rebalanced daily, that the realized volatility of the underlying index will not be less than or greater than 5%.

•	There can be no assurance that the actual volatility of the underlying index will be lower than the volatility of any or all of the Index Components.

•	The volatility target feature of the underlying index may dampen its performance in bullish markets.

•	The value of the underlying index and any instrument linked to the underlying index may increase or decrease due to a number of factors, many of which are beyond our control.

•	The future performance of the underlying index may bear little or no relation to the historical or hypothetical retrospective performance of the underlying index.

•	The underlying index is particularly susceptible to “choppy” markets.

•	The underlying index has fixed weighting constraints.

•	The underlying index was established on March 7, 2017 and therefore has a very limited history.

•	As the underlying index is new and has very limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

•	The underlying index is reduced by an excess return cost.

•	The underlying index contains embedded costs.

•	An investment in the securities involves risks associated with emerging markets equities and bonds, currency exchange rates and commodities.

•	Changes in the value of the Index Components may offset each other.

•	The Morgan Stanley Two Year Treasury Index can produce negative returns, which may have an adverse effect on the level of the respective Sub-Indices, and consequently, the level of the index.

•	Adjustments to the underlying index could adversely affect the value of instruments linked to the underlying index.

•	Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component ETFs or the Morgan Stanley Two Year Treasury Index.

•	Reliance on information.

•	Research.

•	MS & Co., which is a subsidiary of Morgan Stanley and an affiliate of MSFL, is both the calculation agent and the underlying index publisher, and will make determinations with respect to the securities and the underlying index.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

•	Adjustments to the underlying index could adversely affect the value of the securities.

•	Investing in the securities is not equivalent to investing in the underlying index.

•	The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 7-year term of the securities.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.